As filed with the Securities and Exchange Commission on August
8
, 2025

Securities Act File No. 333-278734
Investment Company Act File No. 811-23802

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM
N-2

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933	☐
Pre-Effective Amendment No.	☐
Post-Effective Amendment No. 5	☒
And
REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940	☐
Amendment No. 15	☒

Destiny Tech100 Inc.
(Exact Name of Registrant as Specified in Charter)

1401 Lavaca Street, #144
Austin,
TX
78701
(Address of Principal Executive Offices)
(415) 639-9966
(Registrant’s Telephone Number, including Area Code)

Sohail Prasad
c/o Destiny Tech100 Inc.
1401 Lavaca Street, #144
Austin,
TX
78701
(Name and Address of Agent for Service)

WITH COPIES TO:
Steven B. Boehm, Esq.
Owen J. Pinkerton, Esq.
Eversheds Sutherland (US) LLP
700 Sixth Street, NW
Washington, DC 20001
Tel: (202) 383-0100
Fax: (202) 637-3593

Approximate date of commencement of proposed public offering:
From time to time after the effective date of this Registration Statement.

Check box if the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans.
☐

Check box if any securities being registered on this Form will be offered on a delayed or continuous basis in reliance on Rule 415 under the Securities Act of 1933 (the “Securities Act”), other than securities offered in connection with dividend or interest reinvestment plans.
☑

Check box if this Form is a registration statement pursuant to General Instruction A.2 or a post-effective amendment thereto.
☐

Check box if this Form is a registration statement pursuant to General Instruction B or a post-effective amendment thereto that will become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act.
☐

Check box if this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction B to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act.
☐

It is proposed that this filing will become effective (check appropriate box):

☐	when declared effective pursuant to section 8(c) of the Securities Act.

If appropriate, check the following box:

☐	This [post-effective] amendment designates a new effective date for a previously filed [post-effective amendment] [registration statement].
☐
This Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, and the Securities Act registration statement number of the earlier effective registration statement for the same offering is:______ .

☐
This Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, and the Securities Act registration statement number of the earlier effective registration statement for the same offering is: ______.

☑
This Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, and the Securities Act registration statement number of the earlier effective registration statement for the same offering is: 333-278734.

Check each box that appropriately characterizes the Registrant:

☑	Registered Closed-End Fund (closed-end company that is registered under the Investment Company Act of 1940 (the “Investment Company Act”)).
☐	Business Development Company (closed-end company that intends or has elected to be regulated as a business development company under the Investment Company Act).
☐	Interval Fund (Registered Closed-End Fund or a Business Development Company that makes periodic repurchase offers under Rule 23c-3 under the Investment Company Act).
☐	A.2 Qualified (qualified to register securities pursuant to General Instruction A.2 of this Form).
☐	Well-Known Seasoned Issuer (as defined by Rule 405 under the Securities Act).
☐	Emerging Growth Company (as defined by Rule 12b-2 under the Securities Exchange Act of 1934).
☐
If an Emerging Growth Company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

☐	New Registrant (registered or regulated under the Investment Company Act for less than 12 calendar months preceding this filing).

Explanatory Note

This Post-Effective Amendment No. 5 to the Registration Statement on Form N-2 (File Nos. 333-278734; 811-23802) of Destiny Tech100 Inc. (as amended, the “Registration Statement”) is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of filing Exhibits (h) and (1(1)) to the Registration Statement. No changes have been made to Part A, B or Part C of the Registration Statement, other than Item 25(2) of Part C as set forth below. Pursuant to Rule 462(d) under the Securities Act, this Post-Effective Amendment No. 5 shall become effective immediately upon filing with the Securities and Exchange Commission.

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PART C

Other Information

ITEM 25. FINANCIAL STATEMENTS AND EXHIBITS

(2) Exhibits

(h)	Open Market Sale AgreementSM, dated as of August 8, 2025, by and among Destiny Tech100 Inc., Destiny Advisors LLC, and Jefferies LLC*
(l(1))	Opinion and Consent of Counsel*

*	Filed herewith.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant has duly caused this Registration Statement on Form N-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, and the State of Texas on August 8
, 2025.

DESTINY TECH100 INC.

By:	/s/ Sohail Prasad
Name:	Sohail Prasad
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on August 8
, 2025.

Name	Title

/s/ Sohail Prasad
Sohail Prasad	President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)

/s/ Peter Sattelmair
Peter Sattelmair	Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ *
Travis Mason	Independent Director

/s/ *
Lisa Nelson	Independent Director

/s/ *
Lee Daley	Independent Director

*By:	/s/ Sohail Prasad

Attorney-in-fact, Power of Attorney Granted Pursuant to the Registration Statement on Form N-2 filed on April 16, 2024 and incorporated herein by reference.

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